As filed with the Securities and Exchange Commission on July 23, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

ANTARES PHARMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1350192
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

100 Princeton South, Suite 300
Ewing, New Jersey 08628
(609) 359-3020
(Address, including zip code, of Principal Executive Offices)

ANTARES PHARMA, INC.
EQUITY COMPENSATION PLAN, AS AMENDED AND RESTATED

(Full Title of the Plan)

Robert F. Apple
President and Chief Executive Officer
100 Princeton South, Suite 300
Ewing, New Jersey 08628
(609) 359-3020
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street

Philadelphia, PA 19103
(215) 963-5262

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	8,000,000	$3.00	$24,000,000	$2,908.80

(1)                                 This registration statement covers shares of Common Stock, par value $0.01 per share (the “Common Stock”) of Antares Pharma, Inc. (the “Company”) that may be offered or sold pursuant to the Company’s Equity Compensation Plan, as amended (the “Plan”). In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions in accordance with the anti-dilution provisions of the Plan.

(2)                                 Estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of shares of the Common Stock on July 16, 2019 as reported on the NASDAQ Capital Market.

(3)                                 Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.0001212.

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (“Securities Act”), with respect to 8,000,000 additional shares of Common Stock that may be issued under the Antares Pharma, Inc. Equity Compensation Plan, as amended (the “Plan”). The contents of the following Registration Statements on Form S-8 of Antares Pharma, Inc. (the “Registrant”) relating to the Equity Compensation Plan are incorporated herein by reference except as otherwise updated or modified by this filing: (i) Registration Statement on Form S-8 (Registration No. 333-152472), dated July 23, 2008; (ii) Registration Statement on Form S-8 (Registration No. 333-167457), dated June 11, 2010; (iii) Registration Statement on Form S-8 (Registration No. 333-180832), dated April 19, 2012; (iv) Registration Statement on Form S-8 (Registration No. 333-189172), dated June 7, 2013; (v) Registration Statement on Form S-8 (Registration No. 333-196644), dated June 10, 2014; and (vi) Registration Statement on Form S-8 (Registration No. 333-211782), dated June 2, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

The Registrant will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the Registrant under Rule 428(b). Requests should be directed to: Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, New Jersey 08628, Attention: Corporate Secretary, telephone number (609) 359-3020.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)                                 the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

(2)                                 the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

(3)                                 The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2019 (except information furnished under Items 7.01 and 9.01), February 28, 2019, March 4, 2019, March 5, 2019 (except information furnished under Items 7.01 and 9.01), May 2, 2019, June 18, 2019 (except information furnished under Items 7.01 and 9.01), June 27, 2019 and July 5, 2019; and

(4)                                 the description of the Registrant’s shares of Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 13, 2012 (File No. 001-32302) to register such securities under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” including any amendments filed for the purpose of updating such information.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of Antares Pharma, Inc. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in this Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2018 financial statements refers to a change in method of accounting for revenue due to the adoption of the Financial Accounting Standards Board Accounting Standards Codification (Topic 606), Revenue from Contracts with Customers.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Certificate of Incorporation, as amended, provides that a director of the Registrant shall not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated By-laws provide that the Registrant will, to the maximum extent permitted under the laws of the State of Delaware, indemnify and advance expenses upon request to each director and officer of the Registrant against any and all judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such director or officer or on such director’s or officer’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter of which he or she is, or is threatened to be made, a party to or participant in by reason of his or her corporate status. Unless ordered by a court, the Registrant will not provide indemnification to such a director or officer unless a determination has been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such a determination will be made by (i) a majority vote of disinterested directors or an appointed committee of disinterested directors, (ii) if there are no disinterested directors or if the disinterested directors direct, by independent legal counsel or (iii) by the stockholders of the Registrant.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

The Registrant has also entered into Indemnification Agreements with each of its current directors and executive officers. The Registrant may also enter into Indemnification Agreements from time to time with each future director and future executive officer of the Registrant and the Registrant’s wholly owned subsidiaries and certain other officers of the Registrant and its subsidiaries (collectively with the current directors and executive officers, each an “Indemnitee”).

Each Indemnification Agreement generally provides that, subject to certain conditions, limitations and exceptions, (i) the Registrant will indemnify and hold harmless an Indemnitee to the fullest extent permitted by the General Corporation Law of the State of Delaware from expenses and liabilities incurred by such Indemnitee in connection with third party and derivative legal actions brought against such Indemnitee as a result of his or her service to the Registrant, (ii) the Registrant is required to advance all covered expenses incurred by an Indemnitee in a proceeding covered by the Indemnification Agreement, and (iii) the Registrant will provide contribution of liabilities in certain circumstances where indemnification is not available but the Indemnitee would otherwise be entitled to indemnification.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit	Description

4.1*	Antares Pharma, Inc. Equity Compensation Plan, as amended and restated, and approved by stockholders.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page).

* Filed herewith.

Item 9.  Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

(2)                                 That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ANTARES PHARMA, INC.

INDEX TO EXHIBITS

Exhibit	Description

4.1*	Antares Pharma, Inc. Equity Compensation Plan, as amended and restated, and approved by stockholders.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ewing, State of New Jersey, on July 23, 2019.

ANTARES PHARMA, INC.

By:	/s/ Robert F. Apple
Robert F. Apple
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Apple and Fred M. Powell, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert F. Apple	President, Chief Executive Officer and Director	July 23, 2019
Robert F. Apple

/s/ Fred M. Powell	Executive Vice President and Chief Financial Officer	July 23, 2019
Fred M. Powell

/s/ Leonard S. Jacob	Chairman of the Board of Directors	July 23, 2019
Dr. Leonard S. Jacob

/s/ Thomas J. Garrity	Director	July 23, 2019
Thomas J. Garrity

/s/ Peter Greenleaf	Director	July 23, 2019
Peter Greenleaf

/s/ Anton G. Gueth	Director	July 23, 2019
Anton G. Gueth

/s/ Robert P. Roche, Jr.	Director	July 23, 2019
Robert P. Roche, Jr.

/s/ Marvin Samson	Director	July 23, 2019
Marvin Samson

/s/ Karen L. Smith	Director	July 23, 2019
Dr. Karen L. Smith